Kansas City Southern de Mexico, S.A. de C.V.
                                Montes Urales 625
                              Lomas de Chapultepec
                               11000 Mexico, D.F.



March 31, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Kansas City Southern de Mexico, S.A. de C.V.
          Registration Statement on Form S-3
          File No. 333-146519
          Request for Acceleration


Ladies and Gentlemen:

     Pursuant to Rule 461(a) under the Securities Act of 1933, the undersigned hereby requests acceleration of the effective date of Kansas City Southern de Mexico, S.A. de C.V.'s Registration Statement on Form S-4, as amended, under said Act (Registration No. 333-146519), so that the same will be declared effective on April 2, 2008 at 4:30 p.m., Eastern Daylight time, or as soon thereafter as practicable.

                                          Very truly yours,

                                    Kansas City Southern de Mexico, S.A. de C.V.


                                    By:     /s/ Paul J. Weyandt
                                          ---------------------------
                                          Paul J. Weyandt
                                          Treasurer